24847440 - 7/11/2024 5:49 PM

For Immediate Release (July 22, 2024; 9:00 AM CST)

DynaResource, Inc. Announces

Chief Financial Officer Appointment

Mr. Alonso Sotomayor Appointed as CFO of DynaResource, Inc.

IRVING, Texas / July 22, 2024 / DYNR-DynaResource, Inc. (OTCQX: DYNR) (“DynaResource”, or “the Company”) today announced the appointment of Mr. Alonso Sotomayor as Chief Financial Officer of the Company, effective immediately. Mr. Sotomayor is an experienced mining executive, bilingual in English and Spanish with over 15 years of progressive professional experience in public accounting and financial reporting in the Mining sector.

Mr. Rohan Hazelton, CEO and Director of the Company, said: “I am pleased to welcome Alonso to the DynaResource team. His extensive experience in financial management and cost control in junior mining will be a great asset to the company. We look forward to his contributions in improving operations at the San Jose de Gracia mine.”

Mr. Sotomayor started his career in a mining-specific role with accounting firm McGovern Hurley LLP, followed by progressively senior roles in the Toronto Mining Groups at KPMG and Deloitte Canada overseeing files on numerous Canadian listed mining companies. Since 2017, Mr. Sotomayor has held the position of Corporate Controller of Ascendant Resources Inc. and Corporate Controller of Cerrado Gold Inc. since 2020. He was also Chief Financial Officer of Voyager Metals, Inc. from November 2019 to May 2023, when it was acquired by Cerrado Gold, Inc. He holds a B.B.A. in Management and Accounting from the University of Toronto, graduating in 2008.

About DynaResource

DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance, expectations, plans, forecasts, potential developments, estimates, beliefs, opportunities, and uncertainties, may be deemed “forward-looking statements”. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource, but there is no assurance they will prove to be correct or come to pass. Factors such as the risk factors referenced in the latest Annual Report on Form 10-K filed by DynaResource available at www.sec.gov may cause future events to unfold in ways unexpected by the Company and different from its forward-looking statements. capital requirements, fluctuations in the international currency markets and in the rates of Forward-looking statements are not a guarantee of future performance, and actual results and future events could differ materially from those discussed in this press release. All of the forward-looking statements contained in this news release are qualified by these cautionary statements. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.

For Information on DynaUSA and DynaMéxico, please visit www.dynaresource.com or contact:

Press Contact
Tayler Diepholz

DynaUSA V.P. – Corporate Development

972-869-9400

Source: DynaResource, Inc.

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